Exhibit 4.1

SYNACOR, INC.

and

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

FIRST AMENDMENT TO THE

RIGHTS AGREEMENT

THIS FIRST AMENDMENT TO THE RIGHTS AGREEMENT (the “Amendment”) is made as of August 18, 2015 by and between Synacor, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC as rights agent (the “Rights Agent”). Unless otherwise indicated herein, words and terms which are defined in the Rights Agreement, dated as of July 14, 2014, between the Company and the Rights Agent (the “Rights Agreement”) shall have the same meaning where used herein.

RECITALS

WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement;

WHEREAS, Section 27 of the Rights Agreement provides that the Company may, and the Rights Agent shall, if directed by the Company, from time to time amend this Agreement without the approval of any holders of Right Certificates in order to cure any ambiguity, to correct or supplement any provision contained in the Rights Agreement which may be defective or inconsistent with any other provisions herein, or to make any other provisions with respect to the Rights which the Company may deem necessary or desirable, any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent; provided, however, that, from and after such time as any Person becomes an Acquiring Person, the Rights Agreement shall not be amended in any manner which would adversely affect the interests of the holders of Rights;

WHEREAS, Section 27 of the Rights Agreement also provides that upon the delivery of a certificate from an appropriate officer of the Company that states that the proposed amendment is in compliance with the terms of Section 27 of the Rights Agreement, the Rights Agent shall execute such amendment;

WHEREAS, the Company desires to amend the Rights Agreement to provide that the issuance of Common Shares, or securities convertible into, or exercisable or exchangeable for, Common Shares, to a Person in consideration for the acquisition of assets or a business from such Person by the Company in a transaction approved by the Board of Directors shall not trigger the exercise of rights or other provisions of the Rights Agreement; and

WHEREAS, as of the date of this Amendment, no Person has become an Acquiring Person.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Amendment to Section 1(a) of the Rights Agreement. The definition of “Acquiring Person” contained in Section 1(a) of the Rights Agreement is hereby amended in its entirety to read as follows (with new text shown with double underline):

“(a) “Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 10% or more of the Common Shares of the Company then outstanding, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing and subject to the last sentence of this paragraph, (i) no Person who Beneficially Owns, each as of the time of the first public announcement of the declaration of the Rights dividend, 10% or more of the Common Shares of the Company then outstanding shall become an Acquiring Person unless such Person shall, after the time of the public announcement of the declaration of the Rights dividend, increase its Beneficial Ownership of the then-outstanding Common Shares (other than as a result of an acquisition of Common Shares by the Company) to an amount equal to or greater than the greater of (x) 10% or (y) the sum of (i) the lowest Beneficial Ownership of such Person as a percentage of the outstanding Common Shares as of any time from and after the time of the public announcement of the declaration of the Rights dividend plus (ii) 0.001%. Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an acquisition of Common Shares by the Company which, by reducing the number of Common Shares of the Company outstanding, increases the proportionate number of Common Shares of the Company Beneficially Owned by such Person to 10% or more of the Common Shares of the Company then outstanding; provided, however, that, if a Person shall become the Beneficial Owner of 10% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after the public announcement of such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an “Acquiring Person.” Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement. Notwithstanding the foregoing, if a bona fide swaps dealer who would otherwise be an “Acquiring Person” has become so as a result of its actions in the ordinary course of its business that the Board of Directors of the Company determines, in its sole discretion, were taken without the intent or effect of evading or assisting any other Person to evade the purposes and intent of this Agreement, or otherwise seeking to control or influence the management or policies of the Company, then, and unless and until the Board of Directors shall otherwise determine, such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement. Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an issuance of Common Shares, or securities convertible into, or exercisable or exchangeable for, Common Shares, or any combination of the foregoing, to such Person either (x) under plans, contracts or arrangements approved by the Board of Directors or its compensation committee as compensation for such Person’s service as a director, employee or consultant of the Company or any of its Subsidiaries or (y) in consideration for the acquisition of assets or a business from such Person by the Company or one of its Subsidiaries in a transaction approved by the Board of Directors; provided, however, that if such Person is the Beneficial Owner of 10% or more of the Common Shares of the Company then outstanding following such transaction and shall thereafter become the Beneficial Owner of any additional Common Shares of the Company, other than upon the exercise of the securities convertible into, or exercisable or exchangeable for, Common Shares issued in such transaction and other than Common Shares issued as a result of stock dividends or stock splits applicable to all holders of Common Shares, then such Person shall be deemed to be an “Acquiring Person.””

2. Officer’s Compliance Certificate. Attached hereto is a compliance certificate from the Chief Executive Officer of the Company, stating that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

3. Continued Validity of Rights Agreement. Except as specifically amended hereby, the Rights Agreement shall continue in full force and effect as originally constituted and is ratified and affirmed by the parties hereto.

4. Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Amendment shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto.

5. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

6. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

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IN WITNESS WHEREOF, the undersigned parties have executed this Amendment as of the date first written above.

COMPANY:

SYNACOR, INC.

By	/s/ Himesh Bhise
Himesh Bhise
Chief Executive Officer

RIGHTS AGENT:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By	/s/ Carlos Pinto
Name:	Carlos Pinto
Title:	Senior Vice President

SYNACOR, INC.

OFFICER’S COMPLIANCE CERTIFICATE

Dated August 18, 2015

Reference is made to that certain Rights Agreement, dated as of July 14, 2014, between the Company and American Stock Transfer & Trust Company, LLC as rights agent (the “Rights Agent”). Unless otherwise indicated herein, words and terms which are defined in the Rights Agreement shall have the same meaning where used herein.

The undersigned, Himesh Bhise, does hereby certify to the Rights Agent that he has been duly elected and qualified as, and on this date is, the Chief Executive Officer of Synacor, Inc. (the “Company”), and that the First Amendment to the Rights Agreement dated as of the date hereof is in compliance with the terms of Section 27 of the Rights Agreement.

SYNACOR, INC.

By	/s/ Himesh Bhise
Himesh Bhise
Chief Executive Officer